Nature’s Sunshine Names Shane Jones as Chief Financial Officer
Jones brings leadership, analytics, and digital experience to the company

LEHI, Utah, December 6, 2022 – Nature’s Sunshine Products, Inc., (NASDAQ: NATR), a leading natural health and wellness company manufacturing high-quality herbal and nutrition products, today announced that Shane Jones has been named Chief Financial Officer, effective December 30, 2022.

Jones brings over 25 years of finance experience, having previously served as the Chief Financial Officer at well-known companies like West Marine, 1-800 Contacts, and Backcountry.com. He also held senior-level finance roles at several notable companies, including Amazon, L Brands, and YUM! Brands.

Most recently, Jones joins Nature’s Sunshine from FullSpeed Automotive, one of the nation's largest franchisors and operators of automotive aftermarket service facilities, where he served as the company’s Chief Financial Officer.

"We are pleased to have someone with Shane’s strong background join our team," said Terrence Moorehead, President, and Chief Executive Officer. "His proven track record of creating high-performing teams, while working collaboratively to achieve business objectives, will play an important role in ensuring we continue to drive growth across the business."

Jones will report directly to the CEO and serve as a key member of the Company’s Executive Committee. He will also work closely with the company’s Operating Business Units, IT, and Supply Chain team to identify operating efficiencies and drive sustainable, profitable growth.

“Nature’s Sunshine has an incredible history and is well-positioned for the future,” said Jones. “I look forward to working closely with Terrence and the rest of the leadership team to execute the company’s strategies, accelerate growth, and drive value for our customers and shareholders.”

A Utah native, Jones holds a Master of Business Administration and a Bachelor of Science degree in Finance from Brigham Young University.

Jonathon Lanoy, the Company’s interim CFO since September 6, 2022, will continue as Senior Vice President of Finance and Corporate Controller. He will also serve as a member of the Company’s Executive Committee.

About Nature's Sunshine
Nature's Sunshine Products (NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature's Sunshine manufactures its products at its state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety, and efficacy on the market today. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contact:
CODY SLACH
cody@gatewayir.com
(949) 574-3860